Exhibit 99.1

Cross Country Healthcare to Attend the BofA Securities Virtual Home Care 2021 Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--November 12, 2021--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN) announced today that it is scheduled to participate in the BofA Securities Virtual Home Care 2021 Conference taking place December 6 - 7, 2021. Kevin C. Clark, Co-Founder & Chief Executive Officer, William J. Burns, Executive Vice President & Chief Financial Officer, and Pamela Jung, President, Cross Country Workforce Solutions Group, will attend. Mr. Clark and Ms. Jung will present a fireside chat on December 6 from 2:50pm to 3:30pm. That will be followed by the participation of Mr. Clark and Mr. Burns in one-on-one investor meetings. No formal presentation will be made.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. CCH was recently listed as one of the top four staffing and recruiting employers for women by InHerSights in October 2021 and earned Energage’s inaugural 2021 Top Workplaces USA award in February 2021. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com